For Immediate release:	Republic Airways Holdings Media Contact: Carlo Bertolini Tel. (317) 484-6069 IR Contact: Timothy Dooley Tel. (317) 487-4308

Republic Airways to Add Embraer 190 Jets

Indianapolis (Nov. 5, 2010) – Republic Airways Holdings Inc. (NASDAQ: RJET) announced today a firm order for six Embraer 190 jets and a conditional firm order for 18 Embraer 190 or 195 jets.  The agreement concludes a Letter of Intent (LOI) announced earlier this year.

Republic plans to take delivery of the six firm orders between August and December 2011. The aircraft will be placed into service within the network of Frontier Airlines, and operated by Republic Airlines. Each aircraft will be WiFi-enabled and configured with STRETCH seating, which offers Frontier customers in the first four rows an additional five inches of legroom.

“We look forward to growing our fleet of E190 aircraft and to possibly featuring the E195 in our network,” said Bryan Bedford, chairman, president and CEO of Republic Airways. “The E190 is a favorite among business and leisure travelers and offers us great operational flexibility as we continue to optimize our fleet in favor of larger, more economical aircraft.”

“Increasing the average seats per aircraft of the Frontier network will help us further improve our cost efficiency and allow us to more closely pair capacity with demand in a number of markets,” said Daniel Shurz, vice president of strategy and planning.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Lynx Aviation, Republic Airlines and Shuttle America, collectively "the airlines." The airlines offer scheduled passenger service on approximately 1,600 flights daily to 127 cities in 42 states, Canada, Costa Rica, and Mexico under branded operations at Frontier, and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 11,000 aviation professionals and operate 276 aircraft.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Republic Airways Holdings's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the summary of risk factors contained in our earnings release.###

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